Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

            LOS ANGELES, CA August 6, 2008 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the second quarter ended June 28, 2008.

    Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

SECOND QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
		June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Sales	(a)	$116,616	$119,823	$235,432	$240,253
Operating income	(b)	10,592	10,188	21,013	19,814
Interest, dividend and other income (expense), net		570	783	1,166	1,362
Income before income taxes		11,162	10,971	22,179	21,176
Income tax provision		4,548	4,470	9,036	8,209
Net income		$6,614	$6,501	$13,143	$12,967

Basic and diluted net income per common share		$2.09	$2.05	$4.16	$4.10
Basic and diluted weighted average common shares outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)    Same store sales decreased 2.7% and 2.0% during the thirteen and twenty-six weeks ended June 28, 2008, respectively, compared to the same periods of 2007.  Sales were negatively impacted as a result of increased competition in our trade area, as well as a slowing economy and increases in fuel and food prices which may have caused some of our customers to make some or all of their purchases from our competitors.

(b)    Operating income increased 4.0% and 6.1% for the thirteen and twenty-six weeks ended June 28, 2008, respectively, compared to the same periods in 2007. The Company experienced a decrease in expense related to union pension and health care plans, stock appreciation rights and workers’ compensation in the second quarter and first half of 2008 compared to the same periods of 2007.  These cost reductions were partially offset by increased direct labor costs.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950